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                                                                     EXHIBIT 99

 CASE
                                                         NEWS RELEASE
 ______________

CASE CORPORATION  700 STATE STREET  RACINE, WI
53404  U.S.A.                                           HTTP://WWW.CASECORP.COM

For more information, contact:
William B. Masterson (414) 636-5793

For Immediate Release

                  CASE CORPORATION SETS STOCK BUYBACK PROGRAM

  Racine, Wisconsin (May 14, 1997)--Case Corporation (NYSE:CSE) announced today that its board of directors has authorized the purchase of up to 4 million shares of the company's common stock from time to time. The plan was approved today at a meeting of the company's board following its annual meeting of shareholders.

  The 4 million shares authorized for repurchase by the board represents about 5 percent of Case's approximately 74 million common shares issued and outstanding. Timing of the program will be determined by financial and market conditions.

  Case Corporation, with revenues of nearly $5.4 billion in 1996, is headquartered in Racine, Wisconsin, and is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment. The company's products are sold through a network of approximately 4,900 independent dealers and distributors in more than 150 countries. Case Credit Corporation, a wholly owned subsidiary of the company, services a portfolio of $4.5 billion of agricultural and construction equipment financing and leasing contracts.

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